Exhibit 99.1

NASD: BOKF


For Immediate Release                                Contact:
---------------------
February 9, 2010                                     Jesse Boudiette
                                                     (918) 588-6532

                                                     Francie Monteith
                                                     (505) 222-8488



BOK FINANCIAL PURCHASES RIGHTS TO SERVICE $4.1 BILLION MORTGAGE LOANS FROM ALBUQUERQUE-BASED CHARTER BANK

The acquisition increases BOK Financial's existing mortgage activity and enhances mortgage servicing market share for its Bank of Albuquerque subsidiary


Tulsa-based BOK Financial Corp. has acquired the rights to service a $4.1 billion portfolio of mortgage loans from Albuquerque-based Charter Bank.

The 34,400 loans are largely concentrated in New Mexico, with the remainder representing Texas, Oklahoma, Kansas, Arizona, Colorado and Idaho. The loans to be serviced by BOK Financial are predominantly held by Fannie Mae, Freddie Mac and Ginnie Mae. The acquisition will mean a 46% increase of BOK Financial's current $7.4 billion mortgage servicing portfolio.

"We are pleased to announce the completion of this acquisition," said BOK Financial President and CEO Stan Lybarger. "This is an attractive portfolio and we are eager to serve the needs of our new customers."

The acquisition follows a very successful year in 2009 for BOK Financial's mortgage group, which funded just over $3 billion in loans in 2009, up sharply from $1.3 billion in 2008.

Although the acquisition is complete, the actual transfer of mortgage loans will take place in early April. Prior to the transfer, in mid March, customers will receive detailed communication explaining how to make mortgage payments in the future. The advance communication will provide details about the exact date of transfer and will provide contact information for questions.

"We have a local presence in Albuquerque, with a local mortgage team to meet future mortgage needs. In addition, "Our mortgage servicing team is very talented and we already service loans for most of these markets represented by this acquisition." said Ben Cowen, President of BOK Financial's mortgage group.

The full-service local market bank subsidiaries of BOK Financial provide the new customers with additional options for service and also access to an expansive set of products and services to address any additional financial needs they may have. Approximately three quarters of the acquired mortgage loans are with customers in New Mexico, where BOK Financial operates its Bank of Albuquerque subsidiary.

"We are pleased to have this opportunity to welcome our new customers and are confident they will enjoy working with our professional team of bankers.," said Bank of Albuquerque Chairman Jennifer Thomas.

About Bank of Albuquerque
Bank of Albuquerque offers the strength and diverse products and services of a big bank with the thoughtful service style of a community bank. The bank offers convenience, with 22 branch locations, 24-hour ExpressBank customer service and 7-day-a-week banking in select Albertsons stores. Customer service and more information is available at 505.855.0855, online at www.bankofalbuquerque.com or any branch location.

About BOK Financial Corp. BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.